UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2023

EVERSOURCE ENERGY

(Exact name of registrant as specified in its charter)

Massachusetts	001-05324	04-2147929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Cadwell Drive, Springfield, Massachusetts, 01104

(Address of principal executive offices, including zip code)

(800) 286-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $5.00 par value per share	ES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of the chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of the chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)            On September 18, 2023, Eversource Energy (the “Company”) announced that on September 14, 2023, the Board of Trustees of the Company elected Paul Chodak III as Executive Vice President and Chief Operating Officer (principal operating officer) of the Company, effective November 13, 2023. Mr. Chodak will hold this position until the Board of Trustees elects officers following Eversource Energy’s next annual meeting of shareholders and until each of their successors is elected. Mr. Chodak will succeed James W. Hunt, III, currently the Company’s Executive Vice President and Chief Operating Officer (principal operating officer on an interim basis), who was re-elected by the Board of Trustees of the Company as Executive Vice President-Corporate Relations and Sustainability, also effective November 13, 2023.

It is anticipated that Mr. Chodak will be formally elected as Chief Executive Officer and a director of each of the following subsidiaries of Eversource Energy, effective November 13, 2023: The Connecticut Light and Power Company, NSTAR Electric Company, Public Service Company of New Hampshire, Eversource Gas Company of Massachusetts, NSTAR Gas Company and Yankee Gas Services Company.

Prior to assuming this new position, Mr. Chodak, age 59, served as Executive Vice President – Generation of American Electric Power Company, Inc. (“AEP”) from January 1, 2019 until September 15, 2023. Previously, Mr. Chodak served as Executive Vice President – Utilities of AEP from January 1, 2017 until December 31, 2018. Mr. Chodak began his career at AEP in 2001 and was consistently promoted to positions of increasing responsibility with AEP and its subsidiaries. He is a director and a member of the Facilities and Services Committee of the Columbus Regional Airport Authority; a trustee and member of the Executive Committee of Capital University; a director and member of the Executive Committee of the Leukemia and Lymphoma Society of Central Ohio; and a director of the National Veterans Memorial and Museum.

Mr. Chodak’s annual base salary will be $850,000. Mr. Chodak also will be eligible to participate in the Eversource Energy Deferred Compensation Plan for Executives and the annual and long-term programs under the 2018 Eversource Energy Incentive Plan (the “Incentive Plan”). His target award level under the annual incentive program will be 80 percent of base salary and his target award level under the long-term incentive program will be 240 percent of base salary. Each of these plans is described in the proxy statement for the Company’s 2023 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 24, 2023. In addition, to offset an incentive payment from his former employer forfeited upon his departure, Mr. Chodak will receive a cash signing bonus of $550,000 to be paid in February 2024, and to offset unvested equity awards from his former employer forfeited upon his departure, he will receive an equity signing award of $1.8 million under the Incentive Plan, consisting of a grant of restricted share units (RSUs) valued at $900,000, vesting in three equal annual installments on the anniversary of the date of grant, and two performance share awards valued at $300,000 and $600,000 that will be finally determined and vest on December 31, 2025 and December 31, 2026, respectively.

There is no family relationship between Mr. Chodak and any Trustee or executive officer of Eversource Energy and there is no arrangement or understanding between him and any other person pursuant to which he will be elected as Executive Vice President and Chief Operating Officer of the Company. Mr. Chodak does not have any transactions with related persons in which the Company is a participant that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s news release announcing Mr. Chodak’s election is attached as Exhibit 99.1 to the Form 8-K and incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit Number	Description
99.1	Press release of the Company, dated September 18, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERSOURCE ENERGY
(Registrant)

September 18, 2023	By:	/s/ JOHN M. MOREIRA
John M. Moreira
Executive Vice President, Chief Financial Officer and Treasurer